Corporate Headquarters:
                                                    Dorman Products, Inc.
                                                    3400 East Walnut Street
                                                    Colmar, Pennsylvania 18915
                                                    Fax: (215) 997-8577

For Further Information Contact:                    Visit our Home Page:
Mathias J. Barton, CFO                              www.dormanproducts.com
(215) 997-1800 x 5132 E-mail:
MBarton@dormanproducts.com



Dorman Products, Inc. Reports Sales and Earnings for the Second Quarter Ended June 28, 2008

         Colmar, Pennsylvania (August 1, 2008) - Dorman Products, Inc. (NASDAQ:DORM) today announced financial results for the second quarter ended June 28, 2008.

         Sales increased 5% to $90.3 million for the three months ended June 28, 2008 from $85.8 million last year. Revenues for the six months ended June 28, 2008 were up 6% to $170.4 million from $160.1 million last year. The favorable effect of foreign currency exchange and the acquisition of the Consumer Division of Rockford Products Corporation accounted for approximately 3% of the net sales increase in both periods. The remaining increase is primarily the result of increased revenues from new product sales.

         Reported net income in the second quarter of 2008 was $5.2 million compared to net income of $5.8 million in the same period last year. Reported diluted earnings per share in the second quarter of 2008 were $0.29 compared to $0.32 in the same period last year. Prior year results include a $0.01 per share benefit from a reduction in vacation expense as a result of a change in our vacation policy. Excluding the impact of this adjustment, net income in the second quarter of 2008 was $5.2 million compared to net income of $5.5 million in the same period last year and diluted EPS in the second quarter of 2008 decreased to $0.29 from $0.31 in the same period last year.

         For the thirteen weeks ended June 28, 2008 and June 30, 2007:

o Gross profit margin was 33.4% compared to 33.9% in the prior year The decrease is primarily the result of higher material costs caused by higher commodity price increases and weakness in the U.S. dollar

o Selling, general and administrative expenses for the thirteen weeks ended June 28, 2008 increased 12% to $21.5 million from $19.2 million in the same period last year. The increase is the result of higher variable costs related to our sales growth and increased staffing levels in product development, engineering and quality control. Results for the thirteen weeks ended June 30, 2007 also include a $0.3 million reduction in vacation expense due to the vacation policy change mentioned above.

o Interest expense, net, decreased to $0.3 million from $0.5 million due to lower interest rates.

o Our effective tax rate decreased to 37.8% in the thirteen weeks ended June 28, 2008 from 38.1% in the same period last year. The decrease is primarily the result of the reversal of reserves upon completion of the audit of our 2005 tax year by the Internal Revenue Service.

         Reported net income in the first six months of 2008 was $7.9 million compared to net income of $9.8 million in the same period last year. Reported diluted earnings per share in the six months ended June 30, 2008 were $0.44 compared to $0.54 in the same period last year. Excluding the vacation adjustment discussed below, net income in the first six months of 2008 was $7.9 million compared to net income of $9.3 million in the same period last year and diluted EPS for the first six months of 2008 decreased to $0.44 from $0.52 in the same period last year.

         Mr. Richard Berman, Chairman and Chief Executive Officer, said, "Sales growth in the quarter was 5% due to challenging aftermarket conditions. We also saw further increases in costs from rising commodity prices and the weak dollar that have not been offset by selling price increases. These factors combined to result in a decline in second quarter earnings. Our balance sheet is strong and we remain confident in the long-term success of our business despite these short term setbacks. We remain committed to maintaining our leadership position in aftermarket with innovative new products and solutions for our customers and end users."

         Dorman Products, Inc. is a leading supplier of OE Dealer "Exclusive" automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the OE Solutions (TM), HELP! (R), AutoGrade (TM), Second Stop (TM), Conduct-Tite (R), Symmetry (R) and Scan-Tech (R) brand names.

         Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Factors that could cause actual results to differ materially include, but are not limited to, those factors discussed in the Company's 2007 Annual Report on Form 10-K under "Item 1A - Risk Factors."



                     DORMAN PRODUCTS, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations
                    (in thousands, except per-share amounts)

                                            13 Weeks               13 Weeks
Second Quarter (unaudited)              06/28/08      Pct.     06/30/07    Pct.
Net sales                               $90,311       100.0     $85,796   100.0
Cost of goods sold                       60,146        66.6      56,726    66.1
Gross profit                             30,165        33.4      29,070    33.9
Selling, general and
 administrative expenses                 21,469        23.8      19,225    22.4
Income from operations                    8,696         9.6       9,845    11.5
Interest expense, net                       285         0.3         512     0.6
Income before income taxes                8,411         9.3       9,333    10.9
Provision for income taxes                3,178         3.5       3,565     4.2
Net income                              $ 5,233         5.8     $ 5,768     6.7
Earnings per share
     Basic                              $  0.30           -     $  0.33       -
     Diluted                            $  0.29           -     $  0.32       -
Average shares outstanding
     Basic                               17,692           -      17,688       -
     Diluted                             18,041           -      18,129       -

                                             26 Weeks          26 Weeks
Year to Date (unaudited)                06/28/08      Pct.   06/30/07      Pct.
Net sales                               $170,436     100.0   $160,089     100.0
Cost of goods sold                       115,568      67.8    105,243      65.7
Gross profit                              54,868      32.2     54,846      34.3
Selling, general and
 administrative expenses                  41,453      24.3     38,010      23.8
Income from operations                    13,415       7.9     16,836      10.5
Interest expense, net                        553       0.4      1,039       0.6
Income before income taxes                12,862       7.5     15,797       9.9
Provision for income taxes                 4,947       2.9      5,967       3.8
Net income                               $ 7,915       4.6    $ 9,830       6.1
Earnings per share
     Basic                               $  0.45         -    $  0.56         -
     Diluted                             $  0.44         -    $  0.54         -
Average shares outstanding
     Basic                                17,695         -     17,689         -
     Diluted                              18,064         -     18,119         -




                     DORMAN PRODUCTS, INC. AND SUBSIDIARIES
                      Condensed Consolidated Balance Sheets
                                   (Unaudited)
                                 (in thousands)

                                   06/28/08                     12/29/07
Assets:
Cash and cash equivalents          $  7,492                     $  6,918
Accounts receivable                  82,079                       76,897
Inventories                          87,888                       80,565
Deferred income taxes                10,306                       10,111
Prepaid expenses                      3,103                        1,921
Total current assets                190,868                      176,412
Property & equipment                 25,295                       25,680
Goodwill                             26,645                       26,662
Other assets                          1,629                        1,901
Total assets                       $244,437                     $230,655

Liability & Shareholders' Equity:
Current portion of long-term debt  $  8,656                     $  8,654
Accounts payable                     20,902                       18,752
Accrued expenses and other            7,788                       10,718
Total current liabilities            37,346                       38,124
Long-term debt and other             16,260                       10,811
Deferred income taxes                 8,392                        7,862
Shareholders' equity                182,439                      173,858
Total Liabilities and Equity       $244,437                     $230,655

Selected Cash Flow Information:
(in thousands)                      13 Weeks (unaudited)   26 Weeks (unaudited)
                                    --------------------   --------------------

                                    06/28/08    06/30/07   06/28/08    06/30/07
Depreciation and
 amortization                        $ 1,885     $1,885     $ 3,814      $3,748
Capital Expenditures                 $ 2,068     $1,410     $ 3,603      $2,652


                     DORMAN PRODUCTS, INC. AND SUBSIDIARIES
                       Reconciliation of Non-GAAP Measures
                    (in thousands, except per-share amounts)

This press release contains non-GAAP measures which adjust net income and diluted earnings per share to exclude the impact of the following item:
         - Effective December 31, 2006, we changed our vacation policy so that vacation is earned ratably throughout the year rather than at the end of the preceding year. This change resulted in a reduction in our vacation accrual of $1.8 million in 2007, $0.4 of which was recorded in the three months ended June 30, 2007, and $0.8 million of which was recorded in the six months ended June 30, 2007.
The presentation of these non-GAAP measures is intended to enhance the usefulness of the financial information by providing measures which the Company's management uses internally to evaluate the Company's baseline performance. A reconciliation of net income and diluted earnings per share follows:

                                               13 Weeks (unaudited)
                                  ---------------------------------------------
                                  06/28/08              06/30/07        %Change
Net income, as reported           $  5,233                $5,768          -9.3%
  Less:Vacation adjustment
       net of tax                        -                  (238)           N/A
                                  _____________________________________________
Net income, as adjusted           $  5,233                $5,530          -5.4%
                                  _____________________________________________

Diluted EPS, as reported          $   0.29                 $0.32          -9.4%
  Less:Vacation adjustment
       net of tax                        -                 (0.01)           N/A
                                  _____________________________________________
Diluted EPS, as adjusted          $   0.29                 $0.31          -6.5%
                                  _____________________________________________


                                                  26 Weeks (unaudited)
                                  ---------------------------------------------
                                  06/28/08              06/30/07        %Change
Net income, as reported           $  7,915               $ 9,830         -19.5%
  Less:Vacation adjustment
       net of tax                        -                  (487)           N/A
                                  _____________________________________________
Net income, as adjusted           $  7,915              $  9,343         -15.3%
                                  _____________________________________________

Diluted EPS, as reported          $   0.44                 $0.54         -18.5%
  Less:Vacation adjustment
       net of tax                        -                 (0.02)           N/A
                                  _____________________________________________
Diluted EPS, as adjusted          $   0.44                 $0.52         -15.4%
                                  _____________________________________________